Keryx Biopharmaceuticals, Inc. Announces First Quarter 2007 Financial Results

Keryx to Host Investor Conference Call on Thursday, April 26, 2007 at 8:30am EDT

NEW YORK, April 25, 2007 /PRNewswire-FirstCall/ -- Keryx Biopharmaceuticals, Inc. (Nasdaq: KERX), a biopharmaceutical company focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer, today announced its results for the first quarter ended March 31, 2007.

At March 31, 2007, the Company had cash, cash equivalents, investment securities and interest receivable of $108.0 million, as compared to $125.6 million at December 31, 2006.

The net loss for the first quarter ended March 31, 2007 was $21,813,000, or $0.50 per share, compared to a net loss of $19,596,000, or $0.51 per share, for the comparable quarter in 2006, representing an increase in net loss of $2,217,000. The increase in net loss was primarily attributable to a $2,823,000 increase in research and development expenses related to the Company’s SulonexTM (sulodexide) pivotal Phase III and Phase IV clinical program and due to a $1,919,000 increase in expenses related to our other clinical compounds, offset by a decrease of $2,540,000 in non-cash compensation expense related to stock option and restricted stock grants.

Commenting on the quarter, Michael S. Weiss, Keryx's Chairman and Chief Executive Officer, said, "During the first quarter, we experienced important progress with respect to Sulonex as enrollment into both the Phase III and Phase IV clinical programs continued as planned, and in February, we announced the closing of enrollment into the Phase III portion of this pivotal clinical program. On the financial side, our balance sheet remains strong as we continue to execute on our business strategy and begin preparation for the commercialization of Sulonex™.”

On Thursday, April 26, 2007, at 8:30am EDT, the Company will host an investor conference call during which they will provide a brief financial overview of the Company’s first quarter financial results.

In order to participate in the conference call, please call 1-800-987-6057 (U.S.), 1-785-832-1523 (outside the U.S.), call-in ID: KERYX. The audio recording of the conference call will be available for replay at http://www.keryx.com, for a period of 15 days after the call.

ABOUT KERYX BIOPHARMACEUTICALS, INC.

Keryx Biopharmaceuticals, Inc. is focused on the acquisition, development and commercialization of medically important, novel pharmaceutical products for the treatment of life-threatening diseases, including diabetes and cancer. Keryx's lead compound under development is Sulonex™ (sulodexide), previously referred to as KRX-101, a first-in-class, oral heparinoid compound for the treatment of diabetic nephropathy, a life-threatening kidney disease caused by diabetes. Sulonex is in a pivotal Phase III and Phase IV clinical program under a Special Protocol Assessment with the Food & Drug Administration. Additionally, Keryx is developing Zerenex™, an oral, inorganic, iron-based compound that has the capacity to bind phosphate and form non-absorbable complexes. Zerenex is currently in Phase II clinical development for the treatment of hyperphosphatemia (elevated serum phosphorous levels) in patients with end- stage renal disease. Keryx is also developing clinical-stage oncology compounds, including KRX-0401, a novel, first-in-class, oral modulator of Akt, a pathway associated with tumor survival and growth, and other important signal transduction pathways. KRX-0401 is currently in Phase II clinical development for multiple tumor types. Keryx also has an active in-licensing and acquisition program designed to identify and acquire additional drug candidates. Keryx is headquartered in New York City.

Cautionary Statement

Some of the statements included in this press release and made by our management on the conference call, particularly those anticipating future financial performance, clinical and business prospects for our lead drug candidates Sulonex, Zerenex and KRX-0401, growth and operating strategies and similar matters, may be forward-looking statements that involve a number of risks and uncertainties. For those statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Among the factors that could cause our actual results to differ materially are the following: our ability to successfully complete cost-effective clinical trials for the drug candidates in our pipelines, including Sulonex, Zerenex and KRX-0401; we may not be able to meet anticipated development timelines for Sulonex, Zerenex or KRX-0401 due to recruitment, clinical trial results, manufacturing capabilities or other factors; and other risk factors identified from time to time in our reports filed with the Securities and Exchange Commission. Any forward-looking statements set forth in this press release speak only as of the date of this press release. We do not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at http://www.keryx.com. The information in our website is not incorporated by reference into this press release and is included as an inactive textual reference only.

KERYX CONTACT:
Ron Renaud
Chief Financial Officer
Keryx Biopharmaceuticals, Inc.
Tel: 212.531.5965
E-mail: rrenaud@keryx.com

Source: Keryx Biopharmaceuticals, Inc.

Keryx Biopharmaceuticals, Inc.

Selected Consolidated Financial Data
(Thousands of US Dollars, Except Share and Per Share Data)

Statements of Operations Information:
	Three Months Ended March 31, (unaudited)
	2007	2006

REVENUE:
Diagnostic revenue	$30	$--
Service revenue	12	112
TOTAL REVENUE	42	112

OPERATING EXPENSES:
Cost of diagnostics sold	22	--
Cost of services	32	171

Research and development:
Non-cash compensation	995	2,724
Other research and development	17,446	12,333
Total research and development	18,441	15,057

Selling, general and administrative:
Non-cash compensation	2,006	2,817
Other selling, general and administrative	2,795	2,645
Total selling, general and administrative	4,801	5,462

TOTAL OPERATING EXPENSES	23,296	20,690

OPERATING LOSS	(23,254)	(20,578)

OTHER INCOME:
Interest and other income, net	1,441	982

NET LOSS	$(21,813)	$(19,596)

NET LOSS PER COMMON SHARE
Basic and diluted	$(0.50)	$(0.51)

SHARES USED IN COMPUTING NET LOSS PER COMMON SHARE
Basic and diluted	43,506,236	38,071,609

Balance Sheet Information:
	March 31, 2007	December 31, 2006*
	(unaudited)
Cash, cash equivalents, interest
receivable and investment securities	$108,019	$125,610
Total assets	123,365	140,313
Accumulated deficit	(210,025)	(188,212)
Stockholders’ equity	105,122	123,821

* Condensed from audited financial statements.